Exhibit 2.3

BARBARA K. CEGAVSKE

Secretary of State

202 North Carson Street

Carson City, Nevada 89701-4201

(775) 684-5708

Websire: www.nvsos.gov

	Filed in the office of	Business Number E0034652011-4
Articles of Designation	/s/ Barbara K. Cegavske	Filing Number
(PURSUANT TO NRS 78.1955)	Barbara K. Cegavske	2010487128-00
	Secretary of State	Filed on 11/16/2017
	State of Nevada	Number of Pages 1

1. Name of Corporation:

Zicix Corporation

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Total number of shares of all classes that this Corporation shall have authority to issue shall be SIX HUNDRED MILLION (600,000,000), of which FIVE HUNDRED MILLION (500,000,000) shall shares of common stock, par value $0.0001 per share (“Common Stock”), and ONE HUNDRED MILLION (100,000,000) shall be preferred stock, par value $0.0001 per share (“Preferred Stock”).

3. Effective date of filing: (optional)	11/14/2017
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

/s/ N Petty
Signature of Officer